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As Filed with the Securities and Exchange Commission on April 22, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under the Securities Act of 1933

THE BANK HOLDINGS
(Exact Name of Registrant as Specified in its Charter)

NEVADA (State or Other Jurisdiction of Incorporation or Organization)	90-0071778 (I.R.S. Employer Identification No.)

9990 DOUBLE R BLVD., RENO, NEVADA 89521
(Address of Principal Executive Offices)

THE BANK HOLDINGS 2002 STOCK OPTION PLAN, AS AMENDED
(Full Title of the Plan)

HAL GIOMI, CHIEF EXECUTIVE OFFICER
9990 DOUBLE R BLVD., RENO, NEVADA 89521
(Name and Address of Agent for Service)

(775) 853-8600
(Telephone Number, including Area Code, of Agent for Service)

Copy to:
 Gary Steven Findley, Esq.
Gary Steven Findley & Associates
1470 North Hundley Street, Anaheim, California 92806
(714) 630-7136

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered(a)	Proposed Maximum Offering Price Per Share(b)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock ($0.01 Par Value)	281,166 Shares	$14.28	$4,015,050	$508.71

(a)
The number of shares being registered is the number of shares issuable under the The Bank Holdings 2002 Stock Option Plan, as amended (the "Plan"). There are 281,166 shares issuable under the Plan. Because of certain events specified in the Plan, an indeterminate number of shares may additionally become subject to issuance under the Plan.

(b)
Estimated pursuant to Rule 457(h) solely for the purpose of computing the registration fee, utilizing $14.28 the average of the bid and asked price of The Bank Holdings's common stock as of April 16, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to Part I of Form S-8.

PART II

Item 3. Incorporation of Documents by Reference

        The documents listed below have been filed with the Securities and Exchange Commission by The Bank Holdings (the "Registrant") and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed.

(a)
The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2003.

(b)
The Registrant's Current Reports on Form 8-K filed on February 20, 2004 and March 23, 2004.

(b)
The description of Registrant's common stock contained in the registration statement filed by it on March 22, 2004 pursuant to Section 12 of the Securities Exchange Act, and any amendment or reports filed that update the description.

        Please note that all other documents and reports filed by the Registrant under Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended, following the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents with the Securities and Exchange Commission.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is deemed to be incorporated by reference herein, modifies or supercedes such statement. Any such statement shall not be deemed to constitute a part of this registration statement except as so modified or superceded.

Item 4. Description of Securities

        The Registrant's common stock to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

        Not Applicable.

Item 6. Indemnification of Directors and Officers

        The Registrant's Articles of Incorporation and Bylaws provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by Nevada law including the use of an indemnity agreement. Its articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by Nevada law.

        The indemnification law of the State of Nevada generally provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative,

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by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        The Registrant's Bylaws provide that we shall to the maximum extent permitted by law have the power to indemnify our directors, officers and employees. The Bylaws also provide that the company shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not the company would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of its Bylaws.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of The Bank Holdings pursuant to the foregoing provisions, or otherwise, The Bank Holdings has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

        Not Applicable.

Item 8. Exhibits

4.1	The Bank Holdings 2002 Stock Option Plan*
5.1	Opinion re: Legality
23.1	Consent of Gary Steven Findley & Associates is contained in Exhibit 5.1.
23.2	Consent of McGladrey & Pullen

*
Previously filed on November 14, 2003 with the Registrant's filing on Form 10-QSB (File No. 333-105445).

Item 9. Undertakings

        The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

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      individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reno, State of Nevada, on April 21, 2004.

THE BANK HOLDINGS
/s/ HAL GIOMI Hal Giomi Chairman & CEO

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ EDWARD ALLISON Edward Allison	, Director	April 21, 2004
/s/ JOSEPH BOURDEAU Joseph Bourdeau	, Director	April 21, 2004
/s/ EDWARD COPPIN Edward Coppin	, Director	April 21, 2004
/s/ HAL GIOMI Hal Giomi	, Chairman and CEO (Principal Executive Officer)	April 21, 2004
/s/ JACK BUCHOLD Jack Buchold	, Principal Accounting & Financial Officer	April 21, 2004

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion re: Legality
23.1	Consent of Gary Steven Findley & Associates is contained in Exhibit 5.1.
23.2	Consent of McGladrey & Pullen

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
  Item 3. Incorporation of Documents by Reference
  Item 4. Description of Securities
  Item 5. Interests of Named Experts and Counsel
  Item 6. Indemnification of Directors and Officers
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX